                                                                       EX-99.d.3
                               VTL Associates, LLC
                               One Commerce Square
                         2005 Market Street, Suite 2020
                             Philadelphia, PA 19103

August 15, 2008

RevenueShares ETF Trust
One Commerce Square
2005 Market Street, Suite 2020
Philadelphia, PA 19103

            Re:        Expense Limitations

Ladies and Gentlemen:

     By our execution of this letter agreement (the  "Agreement"),  intending to be legally bound hereby, VTL Associates, LLC (the "Adviser"),  agrees that, with respect  to  the  funds  listed  on  Schedule  A  hereto  (each,  a  "Fund"  and collectively, the "Funds"), which are series of the RevenueShares ETF Trust, the
Adviser shall,  from August 15, 2008 through  September 30, 2009, waive all or a portion of its investment advisory fees and/or reimburse expenses (excluding any taxes,  interest,  brokerage fees,  certain  insurance  costs and  extraordinary expenses)  in an  aggregate  amount  equal to the amount by which a Fund's total operating  expenses  (excluding any taxes,  interest,  brokerage  fees,  certain insurance  costs and  extraordinary  expenses)  exceeds the amount opposite such
Fund's name on Schedule A hereto (excluding any taxes, interest, brokerage fees, certain insurance costs and extraordinary expenses).

     The Adviser  acknowledges that it: (1) shall not be entitled to collect on, or make a claim for, waived fees at any time in the future; and (2) shall not be entitled to collect  on, or make a claim for,  reimbursed  Fund  expenses at any time in the future.

                       VTL Associates, LLC

                       By:  /s/ Vincent T. Lowry
                             Vincent T. Lowry
                             Chief Executive Officer
                             Date:

Your signature below acknowledges
acceptance of this Agreement:

RevenueShares ETF Trust

By:  /s/ Vincent T. Lowry
      Vincent T. Lowry
      President
      Date:

                                   SCHEDULE A

Funds                                                  Expense Limitation (as a
                                                       percentage of a Fund's
                                                       average daily net assets)

RevenueShares Consumer Discretionary Sector Fund       0.49%

RevenueShares Consumer Staples Sector Fund             0.49%

RevenueShares Energy Sector Fund                       0.49%

RevenueShares Financials Sector Fund                   0.49%

RevenueShares Health Care Sector Fund                  0.49%

RevenueShares Industrials Sector Fund                  0.49%

RevenueShares Information Technology Sector Fund       0.49%

RevenueShares Materials Sector Fund                    0.49%

RevenueShares Utilities Sector Fund                    0.49%

RevenueShares Navellier Overall A-100 Fund             0.60%

RevenueShares ADR Fund                                 0.49%